CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 11 to Registration Statement No. 33-90358 on Form N-1A under the Securities Act of 1933, of our report dated August 13, 2004, appearing in the annual report to shareholders of Oak Value Fund, a series of Oak Value Trust, for the fiscal year ended June 30, 2004, incorporated by reference in the Statement of Additional Information, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of such registration statement.



/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
October 27, 2004